Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Increases Quarterly Dividend

(Bassett, Va.) – July 17, 2014– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $.08 per share of outstanding common stock payable on August 29, 2014 to shareholders of record at the close of business August 15, 2014.

“We are pleased to announce a 33% increase in our regular quarterly dividend”, said Robert H. Spilman, Jr. President and Chief Executive Officer.  “As our balance sheet remains solid and cash flows have become more predictable, we believe such an increase is appropriate.  We will continue to evaluate the Company’s allocation of capital for growth, dividends and repurchase of stock to further enhance shareholder value.”

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 95 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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